Exhibit 99.6

[Sterling Financial Corporation letterhead]

NOTICE OF TARP RESTRICTED STOCK UNIT AWARD

PARTICIPANT:
[First Name] [Last Name]	GRANT DATE:	[Date]
[Address]	PLAN:	SFC 2010 Long-Term
[City], [State] [Zip Code]		Incentive Plan
	NUMBER OF UNITS:	[# of Units]

Effective [Date] (the “Grant Date”), you have been granted a TARP Restricted Stock Unit Award (this “Award”) for [# of Units] Units.

This Notice of TARP Restricted Stock Unit Award (this “Notice”) together with the 2010 Sterling Financial Corporation Long-Term Incentive Plan (the “Plan”) and the corresponding TARP Restricted Stock Unit Agreement (the “Agreement” or “Award Agreement” and, together with this Notice and the Plan, the “TARP Restricted Stock Unit Documents”) delivered to you and in effect as of the Grant Date, contain the terms of your Award. The Plan and the Agreement are hereby incorporated by reference and made a part of this Notice.

Vesting Conditions

Except as otherwise set forth in the TARP Restricted Stock Unit Documents, the Units subject to this Award will vest as follows:

{INSERT VESTING LANGUAGE}

Payment Terms

The TARP Restricted Stock Units awarded hereunder shall be paid to the Participant in the form of one (1) share of Common Stock (the “Shares”) for each Unit on the first date at which:

(i)	With respect to 25% of the Award, the Company is deemed to have repaid at least of 25% of the aggregate financial assistance received under the Capital Purchase Program of the Troubled Asset Relief Program (“TARP”);

(ii)	With respect to an additional 25% of the Award (for an aggregate total of 50% of the Units), the Company is deemed to have repaid at least 50% of the aggregate financial assistance received under TARP;

(iii)	With respect to an additional 25% of the Award (for an aggregate total of 75% of the Units), the Company is deemed to have repaid 75% of the aggregate financial assistance received under TARP; and

Note: If there are any discrepancies in the name or address shown above, please make the appropriate corrections on this form.

(iv)	With respect to the remainder of the Award, the Company is deemed to have repaid 100% of the aggregate financial assistance received under the TARP (such date and the payment dates set forth in clauses (i), (ii), (iii) and this clause (iv), each a “Payout Date”).

Payout

Except as otherwise provided in the TARP Restricted Stock Unit Documents, the Units shall be paid on or promptly following the Payout Date, and in any case within 30 days of the Payout Date.

*	If the payout schedule described herein would result in the payout of a fraction of a Unit on any Payout Date, that fractional Unit shall be rounded down to the nearest whole Unit.

Award Approval:		Date:	[DATE]
(Signature)	Andrew J. Schultheis, Corporate Secretary

Acknowledgement and Agreement

By acknowledging and agreeing to the Award on the terms set forth in the TARP Restricted Stock Unit Documents, you represent and warrant to the Company that:

(a)	you have received a copy of the TARP Restricted Stock Unit Documents, under which the Award is granted and governed;

(b)	you have read and reviewed the TARP Restricted Stock Unit Documents in their entirety;

(c)	you fully understand all provisions of the TARP Restricted Stock Unit Documents;

(d)	you hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator of the Plan upon any questions arising under the TARP Restricted Stock Unit Documents;

(e)	your rights to any shares underlying this Award will only be earned as you provide services to the Company over time and satisfy the performance criteria, if any, provided under the Vesting Conditions in this Notice;

(f)	nothing in the TARP Restricted Stock Unit Documents bestows upon you any right to continue your current employment or consulting relationship with the Company for any period of time, nor does it interfere in any way with your right or the Company’s right to terminate that relationship at any time, for any reason, with or without cause;

(g)	you agree, unless otherwise paid back to the Company by you, that the Company shall have the right to offset the amount of the Award that is to be forfeited or repaid under Section 20, Clawback and EESA/CPP/TARP Restrictions, of the Plan against any current amounts due to you, including, but not limited to, salary, incentive compensation, Awards under the Plan, severance, deferred compensation or any other funds due to you from Company; and

(h)	you will not, directly or indirectly, solicit or take away any customer or client of the Company on behalf of any entity that is, or is a holding company for, a bank, savings and loan association or other financial services business engaged in a business that competes with the Company; you will not solicit, directly or indirectly, any employees of the Company for new employment or otherwise interfere with the relationship between the Company and its employees; and you acknowledge and agree that any unvested or undistributed portion of the Award will be subject to forfeiture in the Administrator’s sole discretion if you violate the non-solicitation provisions of this paragraph (h).

By my signature below, I hereby acknowledge receipt of this Award granted on the date shown above, which has been issued to me under the terms and conditions of the TARP Restricted Stock Unit Documents, and I hereby agree to the terms and conditions of such TARP Restricted Stock Unit Documents, including the offset provision provided in paragraph (g) above and the non-solicitation provisions of paragraph (h) above. I further acknowledge receipt of the copy of the Plan and the Award Agreement and agree to conform to all of the terms and conditions of the attached Award Agreement and the Plan.

Signature:		Date:
[First Name] [Last Name]

Note: If there are any discrepancies in the name or address shown above, please make the appropriate corrections on this form.

[Sterling Financial Corporation letterhead]

TARP RESTRICTED STOCK UNIT AGREEMENT

Pursuant to the terms of the Notice of TARP Restricted Stock Unit Award (the “Notice”) and this TARP Restricted Stock Unit Agreement (the “Agreement” or “Award Agreement”), Sterling Financial Corporation, including its Subsidiaries and any successor corporation (the “Company”), grants to the Participant named in the Notice (the “Participant”), in consideration for Participant’s services to the Company, restricted stock units (the “Award”), pursuant to the Company’s 2010 Long-Term Incentive Plan (the “Plan”), which is incorporated herein by reference, subject to the restrictions and conditions contained herein.

1. Grant of Units. The Company hereby grants to the Participant this Award to receive a total number of Units set forth in the Notice. Each Unit represents the right to receive one (1) share of Common Stock (the “Shares”), subject to the terms, conditions, definitions and provisions of the Plan, and the terms of this Agreement. Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings as defined in the Plan. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan shall prevail.

2. Vesting. Each award of Restricted Stock Units may be made subject to Vesting Conditions based upon the satisfaction of such requirements, conditions, restrictions or performance goals as shall be established by the Administrator and set forth in the Notice. The Administrator, in its discretion, may only accelerate the time at which any restrictions or other Vesting Conditions will lapse or be removed in compliance with EESA (as defined below) or other Applicable Laws.

3. Effect of Termination of Continuous Service. If a Participant’s Continuous Service terminates for any reason, whether voluntary or involuntary (other than the Participant’s death or Disability), the Participant shall forfeit to the Company any Restricted Stock Units that remain subject to Vesting Conditions as of the date the Participant’s Continuous Service is terminated. If Participant’s Continuous Service terminates due to Disability or death, Participant shall fully vest in the Award.

4. Change in Control. In the event of a Change in Control, the Participant shall fully vest in the Award as of such event.

5. Payment; Tax Withholding. No cash payment is required for the Units, although the Participant will be required to tender payment in a form acceptable to the Company for the amount of any withholding taxes due, including but not limited to those amounts due as a result of the award or vesting of the Units or the issuance of any shares of Common Stock following the vesting of the Units. Such amount may be delivered to the Company by any of the following means or by a combination of such means: (a) paying cash, or (b) having the Company withhold otherwise deliverable cash, Shares or Units with a Fair Market Value equal to the minimum statutory amount required to be withheld; provided however, that with respect to any portion of an Award that is subject to withholding taxes on the Grant Date, the Administrator shall have the discretion to require that the Company withhold otherwise deliverable cash, Shares or Units having a Fair Market Value equal to the minimum statutory amount required to be withheld.

6. Issuance of Shares. Upon each Payout Date, as defined in the Notice, one (1) Share shall be issuable for each whole Unit that is payable on such date, subject to the terms and provisions of the Plan and this Agreement. Thereafter, the Company will transfer such Shares to Participant upon satisfaction of any tax withholding obligations. Unless otherwise permitted by EESA (as defined below) or Applicable Laws, the Payout Dates may not be accelerated.

7. Rights as Shareholder/Dividend Rights. As a holder of an Award of Restricted Stock Units, Participant has only the rights of a general unsecured creditor and no rights as a shareholder of the Company. Until the Shares are vested (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other distribution rights as a shareholder will exist with respect to the Restricted Stock Unit. No adjustment will be made for a dividend or other distribution right for which the record date is prior to the date the Shares are issued, except as provided in Section 3(d) of the Plan. After the Restricted Stock Units awarded hereunder have vested, they will begin accruing a dividend equivalent right (the “Dividend Equivalent”), entitling the Participant to receive amounts equal to the ordinary dividends that would be paid, during the time such Award is outstanding and unissued, on the Shares underlying such Award, as if such Shares were then outstanding. The Dividend Equivalent shall remain outstanding from the vesting dates until the earlier of the payment or forfeiture of the Restricted Stock Unit to which it corresponds. Pursuant to each outstanding Dividend Equivalent, the Participant shall be entitled to accrue and/or receive payments equal to dividends declared, if any, on the Shares underlying the Restricted Stock Units to which such Dividend Equivalent relates, payable in cash with respect to cash dividends, at the time the Shares underlying the Restricted Stock Units are paid pursuant to this Award. Dividend Equivalents shall not entitle the Participant to any payments relating to dividends declared after the earlier to occur of the payment or forfeiture of the Restricted Stock Unit underlying such Dividend Equivalent. Participant shall not have a right to any payments for Dividend Equivalents with respect to any Shares underlying Restricted Stock Units that are forfeited. Dividend Equivalents and any amounts that may become distributable in respect thereof shall be treated separately from the Restricted Stock Units and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Code Section 409A.

8. Securities Law Compliance. The Participant will not be issued any Shares upon the Payout Dates of the Participant’s Award unless the Shares are either (a) then registered under the Securities Act or (b) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Participant’s Award must also comply with other Applicable Laws and regulations governing the Award, and the Participant will not receive such Shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

9. Non-Transferability of Award. None of the Units or any beneficial interest therein may be transferred in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Participant only by the Participant. If the Administrator makes an award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

10. Tax Consequences. The Participant agrees that the Participant has had the opportunity to review with the Participant’s own tax advisors the federal, state and local income and employment tax consequences of the grant to the Participant of the Award and the vesting of the Award. The Participant is relying solely on the advice of the Participant’s own advisors and not on statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) will be responsible for the Participant’s own tax liability as a result of the grant or vesting of the Participant’s Award.

11. Clawback And EESA/CPP/TARP Restrictions.

(a) Clawback. Any Award granted under the Plan may be subject to forfeiture or repayment (such forfeiture or repayment a “clawback”), in the Administrator’s sole discretion, if the Award or payout of the Award is based on performance metrics that are determined to be materially inaccurate, manipulated or fraudulent in nature. The Administrator shall have authority to determine the amount of the Award that may be forfeited or subject to repayment and may determine, in its sole discretion, not to implement a clawback, unless the clawback is mandated by Applicable Laws.

(b) Offset. Unless otherwise paid back to the Company by Participant, the Company shall have the right to offset the amount of the Award that is to be forfeited or repaid under Section 20 of the Plan against any current amounts due to the Participant, including, but not limited to, salary, incentive compensation, Awards under the Plan, severance, deferred compensation or any other funds due to the Participant from Company.

(c) Other EESA/CPP/TARP Limitations and Waiver. To the extent that a Participant and an Award are subject to Section 111 of the Emergency Economic Stabilization Act of 2008, as amended, and any regulations, guidance or interpretations that may from time to time be promulgated thereunder (“EESA”), then any payment of any kind provided for by, or accrued with respect to, the Award must comply with EESA, and the Award Agreement and the Plan shall be interpreted or reformed to so comply. If the making of any payment pursuant to, or accrued with respect to, the Award would violate EESA or other Applicable Laws, or if the making of such payment, or accrual, may in the judgment of the Company limit or adversely impact the ability of the Company to participate in, or the terms of the Company’s participation in, the Troubled Asset Relief Program (“TARP”), the Capital Purchase Program (“CPP”), or to qualify for any other relief under EESA, the affected Participants shall be deemed to have waived their rights to such payments or accruals. If applicable, Participants will grant to the U.S. Department of the Treasury (“Treasury”) (or other body of the U.S. government) and to the Company a waiver in a form acceptable to the Treasury (or other applicable body of the U.S. government) and the Company releasing the Treasury (or such other body) and the Company from any claims that Participants may otherwise have as a result of the issuance of any regulations, guidance or interpretations that adversely modify the terms of an Award that would not otherwise comply with the executive compensation and corporate governance requirements of EESA, other Applicable Laws, or any securities purchase agreement or other agreement entered into between the Company and the Treasury (or other body) pursuant to EESA.

12. Non-Solicitation. Any Award granted under the Plan may be subject to forfeiture, in the Administrator’s sole discretion, if the Participant violates the non-solicitation provisions provided in the Notice.

13. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

14. Miscellaneous.

(a) The rights and obligations of the Company under the Participant’s Award shall be transferable by the Company to any one or more persons or entities.

(b) The Participant agrees upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of the Participant’s Award.

(c) The Participant acknowledges and agrees that the Participant has reviewed the Award in its entirety, has had an opportunity to obtain the advice of counsel prior to executing and accepting the Award and fully understands all provisions of the Award.

15. Governing Plan Document. The Participant’s Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of the Participant’s Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of the Participant’s Award and those of the Plan, the provisions of the Plan shall control.

16. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

17. Entire Agreement. This Agreement, the Notice and the Plan constitute the parties’ entire understanding with respect to the subject matter herein.

18. Governing Law. The Plan, the Notice and this Agreement shall be governed by the laws of the State of Washington, except as superseded by federal law, and shall be construed in accordance with other Applicable Laws to the extent not in conflict with Washington law or federal law.

19. Severability. If any provision of this Agreement is held to be invalid or unenforceable, such provision shall be severable from the other provisions of this Agreement, which shall continue in full force and effect.

20. Code Section 409A.

(a) To the extent that the Administrator determines that any Restricted Stock Units or Dividend Equivalents may not be exempt from or compliant with Code Section 409A, the Administrator may amend this Award Agreement in a manner intended to comply with the requirements of Code Section 409A or any exemption therefrom (including amendments with retroactive effect), or take any other actions as it deems necessary or appropriate to (i) exempt the Restricted Stock Units or Dividend Equivalents from Code Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Restricted Stock Units or the Dividend Equivalents, or (ii) comply with the requirements of Code Section 409A. To the extent applicable, this Award Agreement shall be interpreted in accordance with the provisions of Code Section 409A. Notwithstanding anything herein to the contrary, the Participant expressly agrees and acknowledges that in the event that any taxes are imposed under Code Section 409A in respect of any compensation or benefits payable to the Participant, then (A) the payment of such taxes shall be solely the Participant’s responsibility, (B) neither the Company nor any of its past or present directors, officers, employees or agents shall have any liability for any such taxes and (C) the Participant shall indemnify and hold harmless, to the greatest extent permitted under law, each of the foregoing from and against any claims or liabilities that may arise in respect of any such taxes.

(b) Notwithstanding anything to the contrary in this Award Agreement, no Shares (or other amounts) shall be paid to the Participant during the six-month period following the Participant’s Separation from Service to the extent that the Company determines that the Participant is a “specified employee” (within the meaning of Code Section 409A) at the time of such Separation from Service and that paying such amounts at the time or times indicated in this Award Agreement would be prohibited under Code Section 409A(2)(b)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Code Section 409A without being subject to such additional taxes), the Company shall pay to the Participant in a lump-sum all Shares that would have otherwise been payable to the Participant during such six-month period under this Award Agreement.